UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2006
ENTREMED, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-20713	58-1959440

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
9640 Medical Center Drive
Rockville, MD

(Address of principal executive offices)
20850

(Zip Code)
(240) 864-2600

(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1- Registrant’s Business Operations
Item 1.01 Entry into a Material Definitive Agreement
     On June 1, 2006, EntreMed, Inc. (the “Company”) entered into an employment agreement (the “Agreement”) with Cynthia Wong. The Agreement provides that the Company will employ Ms. Wong as its Vice President and General Counsel. The principal terms of the Agreement are summarized below. This summary is qualified by reference to the full text of the Agreement, a copy of which is included as Exhibit 10.1 to this report.
•	An initial term of one-year, subject to automatic renewal unless terminated upon 60 days prior notice.

•	An initial annual base salary of $216,000 and incentive compensation targeted at 25% of base salary, the exact amount to be determined by the Board of Directors of the Company.

•	A grant of 100,000 options at a per share exercise price equal to the closing price of the Company’s stock on June 1, 2006 under the Company’s 2001 Long-Term Incentive Plan. Such options will vest as to 25% of the covered shares on the date of grant, and shall vest as to the remaining covered shares in cumulative 25% share increments on each of the first, second, and third anniversary of the date of grant, if Ms. Wong is then employed by the Company.

•	If terminated upon death or permanent disability, terminated without cause, or if Mrs. Wong resigns for good reason, Ms. Wong will receive severance in the form of six months base salary plus a pro rata portion of any incentive compensation earned. If terminated for cause, or if Ms. Wong resigns for other than good reason, then Ms. Wong will receive her base salary through the date of termination, with no further rights to compensation.
     Under the Agreement, Ms. Wong has agreed not to compete with the Company for a year in the event of a resignation for other than good reason and for six months in the event of termination for any other reason.
     On June 1, 2006 the Company issued a press release announcing Ms. Wong’s employment, a copy of which is included as an exhibit to this report.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
     (c) Exhibits
     10.1      Employment Agreement by and between the Company and Cynthia Wong, dated June 1, 2006.
     99.1      Press Release dated June 1, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
ENTREMED, INC.
(Registrant)
By:

 /s/ James S. Burns

James S. Burns
President and Chief Executive Officer
Date: June 6, 2006